FIRST AMENDMENT TO CREDIT AGREEMENT AND WAIVER

This first amendment to credit agreement and waiver, dated as of February 27, 1996, by and among Ameriwood Industries International Corporation, a Michigan corporation (the "Company"), Harris Trust and Savings Bank in its capacity as agent for the Banks (the "Agent") and the Banks. Terms which are defined in the Credit Agreement (as hereinafter defined) shall have the same meaning herein as defined in the Credit Agreement except to the extent that such definitions are amended by this Amendment.

WITNESSETH THAT:
Whereas, the Company, the Banks and the Agent are party to that certain Credit Agreement dated as of January 13, 1995 (together with all exhibits, schedules, attachments and appendices thereto, the "Credit Agreement");

Whereas, the Company has requested that the Credit Agreement be amended to, among other things, modify certain covenants and other provisions of the Credit Agreement and the Banks and the Agent are agreeable to such request;

Whereas, the Company has requested that the Banks provide the waiver set forth herein and the Banks are agreeable to granting such a waiver on the terms and conditions set forth herein;

Now therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Banks and the Company hereby agree as follows:

1.  AMENDMENTS
  (i) The definition of "LIBOR Margin" appearing in Section 2.1(c) of the Credit Agreement is hereby amended in its entirety to be and to read as follows:

    "LIBOR Margin" shall mean 1%, provided that upon the Company's achieving at the end of any calendar quarter occurring on or after December 31,1995, a ratio for any period of four calendar quarters then ending of Funds from Operations to Indebtedness for Borrowed Money in excess of.40 to 1.0, then the LIBOR Margin shall thereafter be subject to adjustment as provided in Section 2.10 hereof.

  (ii) The definition of "Required Banks" appearing in Section 5 of the Credit Agreement is hereby amended in its entirety to be and to read as follows:

    "Required Banks" shall mean the Banks holding 100% of the outstanding, principal amount of the Notes.

2.  WAIVER
    The Banks hereby waive any Potential Default or Event of Default which may arise from the Company's failure at the end of any calendar quarter ending prior to June 30, 1996 to comply with Section 8.8 of the Credit Agreement. The foregoing is not, and shall not be deemed to be, a waiver of the Company's obligation to maintain as of the last day of the calendar quarter-ending on June 30, 1996 a ratio for the period of four calendar quarters then ending, of Funds from Operations to Indebtedness for Borrowed Money of not less than 40 to 1.O.

The waiver granted above is limited strictly to its terms, shall apply only to the covenant and for the period described therein, shall not extend or affect any of the Company's other obligations contained in the Credit Agreement or the Notes and shall not impair any rights consequent thereon. The Banks shall not have any obligation to issue any further waiver with respect to the subject matter or the waiver of any other matter. Except as expressly set forth herein, nothing contained herein shall be deemed to be a waiver of, or shall in any way impair or prejudice, any rights of the Agent or the Banks under the Credit Agreement or the Notes.

3.  MISCELLANEOUS
Except as expressly amended hereby, the Credit Agreement and all other documents executed in connection therewith shall remain in full force and effect in accordance with their respective terms. The Credit Agreement, as amended hereby, and all rights and powers created thereby and thereunder or under such other documents are in all respects ratified and confirmed. From and after the date hereof, the Credit Agreement shall be deemed to be amended and modified as herein provided, but, except as so amended and modified, the Credit Agreement shall continue in full force and effect in accordance with its terms and the Credit Agreement and this Amendment shall be read, taken and construed as one and the same instrument. On and after the date hereof the term "Agreement" as used in the Credit Agreement and all other references to the Credit Agreement in the Credit Agreement, the other documents executed in connection therewith and/or herewith or any other instrument, document or writing executed by the Company or any other person or furnished to the Agent or the Banks by the Company, or any other person in connection herewith or therewith shall mean the Credit Agreement as hereby amended.

On and as of the date hereof, the Company represents and warrants to the Banks that:

      (a) its representations and warranties contained in this Amendment and the Credit Agreement are true and correct in all material respects, in each case as though made on and as of such date, except to the extent such representations and warranties relate solely to an earlier date (and then as of such earlier date); and

      (b) both before and after giving effect to this Amendment and after giving effect to the waiver contained herein, no Potential Default or Event of Default has occurred and is continuing or would result from the execution and delivery of this Amendment or any other document arising in connection with or pursuant to this Amendment; and

     (c) the Company is, and will be, in full compliance with all of the material terms, conditions and all other provisions of this Amendment and the Credit Agreement; and

     (d) this Amendment has been duly authorized, executed and delivered on its behalf, and both the Credit Agreement, both before being amended and supplemented hereby and as amended and supplemented hereby, and this Amendment constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except to the extent that a remedy or default may be determined by a court of competent jurisdiction to constitute a penalty and except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights or by general principles of equity.

The Company agrees promptly to pay or reimburse all out-of-pocket costs and expenses of the Agent, including the expenses and reasonable fees of Chapman and Cutler, legal counsel for the Agent, relating to the preparation, execution and delivery of this Amendment and any other documents referred to in this Amendment.

This Amendment may be signed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Except as otherwise specified herein, this Amendment embodies the entire agreement and understanding between the Company, the Agent and the Banks with respect to the subject matter hereof and supersedes all prior agreements, consents and understandings relating, to such subject matter.

This Amendment shall be binding upon and inure to the benefit of the Agent and the Banks and their successors and assigns and the Company and its permitted successors and assigns.

IN WITNESS WHEREOF, the Company, the Agent and the Banks have caused this Amendment to be duly executed as of the date first hereinabove written.

                                   AMERIWOOD INDUSTRIES INTERNATIONAL CORP.
Attest:
/s/ Charles R. Foley               By /s/ Craig G. Wassenaar
----------------------             -----------------------------------

Its Secretary                      Its Corporate Controller / Treasurer

                                   HARRIS TRUST AND SAVINGS BANK,
                                     individually and as Agent
                                   By /s/ Jeffrey C. Nicolson
                                   -----------------------------------

                                   Its Vice President

                                   THE FIRST NATIONAL BANK OF CHICAGO
                                   By /s/ Nathan L. Bloch
                                   -----------------------------
                                   Its Vice President